Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Global Eagle Entertainment Inc. for the registration of 15,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2013, with respect to the consolidated financial statements of Advanced Inflight Alliance AG for the years ended December 31, 2012, 2011 and 2010, included in its Current Report on Form 8-K/A dated March 18, 2013, filed with the Securities and Exchange Commission.

/s/ Müller	/s/ Nöhmeier
Wirtschaftsprüfer	Wirtschaftsprüferin
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

April 25, 2013